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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): APRIL 3, 2006

                               HENRY SCHEIN, INC.
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                      0-27078                   11-3136595
(State or other Jurisdiction   (Commission File Number)        (I.R.S. Employer
     of Incorporation)                                       Identification No.)

   135 DURYEA ROAD, MELVILLE, NEW YORK                              11747
(Address of Principal Executive Offices)                          (Zip Code)

       Registrant's telephone number, including area code: (631) 843-5500

        _________________________________________________________________
          (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 29, 2006, Henry Schein, Inc. (the "Company") adopted an incentive-based cash compensation program for management, known as the 2006 Performance Incentive Plan ("2006 PIP"). The 2006 PIP is designed to provide each participant with a cash bonus opportunity by rewarding the achievement of pre-established corporate, business unit and individual performance goals, and is consistent with performance incentive plans adopted by the Company in prior years.

Participants include all members of management designated as directors and officers excluding the Chief Executive Officer. In connection with the Company's adoption of the 2006 PIP, the Chief Executive Officer recommended to the Compensation Committee which employees should participate in the PIP and such employees have been, or will be, notified of their participation.

Based on input from each participant's manager, the Chief Executive Officer recommended to the Compensation Committee the 2006 PIP performance goals for executive officers, subject to the Committee's approval, and determined such goals for participants who are not executive officers. The 2006 PIP awards are based on (i) Company financial performance based on the Company's 2006 earnings per share (EPS), (ii) achievement of financial goals in a participant's business unit or functional area of responsibility, and (iii) achievement of individual objectives. The weighting of contributions of each 2006 PIP component to the overall award varies among participants, typically based on management responsibilities.

During the first quarter of 2007, the Chief Executive Officer will review the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of 2006 PIP participants, against the 2006 PIP performance goals that had been previously established, and will submit proposed 2006 PIP awards for participants to the Compensation Committee for approval. The Compensation Committee or the CEO (solely with respect to participants other than executive officers) may, at any time, provide that all or a portion of a 2006 PIP award is payable: (i) upon the attainment of the 2006 PIP goals; or (ii) regardless of whether the goals are attained, as determined by the Compensation Committee or the CEO (solely with respect to participants other than executive officers) in its or his sole discretion.

Awards for 2006 are expected to be paid at the end of the Company's first fiscal quarter for 2007. Participants must be actively employed on March 15, 2007 to receive a 2006 PIP award, except for certain pro rated awards to be paid at the discretion of the Chief Executive Officer for participants who died, became permanently disabled, retired at the normal retirement age, or in other special circumstances.

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Components of 2006 PIP goals:

Company financial performance. All participants have the same EPS goal, determined by the Compensation Committee.

Functional area performance. Specific performance goals are developed for participants based on their area of responsibility or business unit's performance and on the Company's budget established by the Company's Board of Directors.

Individual performance. Using a management by business objectives (MBO) approach, specific and measurable goals were developed for each participant to drive and support Company-wide initiatives including profitability, process excellence, customer satisfaction, strategic planning and organizational development.

The 2006 PIP provides that the Compensation Committee will make adjustments to:
(i) 2006 EPS goal for unbudgeted acquisitions based on acquisition models provided by the Executive Management team and any such adjustment shall be by an amount equal to a reasonable estimate of the expected accretion or dilution; and
(ii) the functional financial and individual performance goals to reflect acquisitions and new business ventures that were not initially considered when developing the original Company target. Under the 2006 PIP, the Compensation Committee may also make other adjustments to the 2006 EPS goal for items that result, for example, from unforeseeable events or other facts and circumstances beyond the control of the Company. In its calculation of financial goals, the Compensation Committee will not consider items of gain, loss or expense as presented to it for, or during, the applicable fiscal year, that are related to the disposition of a business or discontinued operation, capital transactions, the Company's repurchase of its securities, or changes in accounting principles or changes in applicable law or regulations.

The Compensation Committee or the Chief Executive Officer (solely with respect to participants other than executive officers) has the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2006 PIP and to construe and interpret the terms and provisions of the 2006 PIP and any award issued thereunder.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        HENRY SCHEIN, INC.
                                        (Registrant)


Date: April 3, 2006                     By: /s/ MICHAEL S. ETTINGER
                                            ------------------------------------
                                            Michael S. Ettinger
                                            Senior Vice President and General
                                            Counsel